Exhibit 5.1

August 9, 2016

K12 Inc.

2300 Corporate Park Drive

Herndon, VA 20171

Re:                             Registration Statement on Form S-8 of 1,587,259 shares of common stock, par value $0.0001 per share of K12 Inc.

Ladies and Gentlemen:

In connection with the proposed issuance by K12 Inc. (the “Company”), of up to 1,587,259 shares of common stock, par value $0.0001 per share (the “Shares”), which are issuable under K12 Inc.’s 2007 Equity Incentive Award Plan, as amended (the “Plan”), pursuant to a registration statement on Form S-8 under the Securities Act of 1933, as amended (the “Act”), filed with the Securities and Exchange Commission (the “Commission”) on August 9, 2016 (the “Registration Statement”), you have requested an opinion with respect to the matters set forth below.

In my capacity as General Counsel of the Company, I am familiar with the proceedings taken, and proposed to be taken, by the Company in connection with the authorization, issuance and sale of the Shares and, for the purposes of this opinion, I have assumed such proceedings will be timely completed in the manner contemplated by the Plan. In addition, I have examined such matters of fact and questions of law as I have considered appropriate for purposes of this letter.

I am opining herein as to the General Corporation Law of the State of Delaware (“DGCL”), and I express no opinion with respect to the applicability thereto or the effect thereon of any other laws or as to any matters of municipal law or any other local agencies within any state.

Subject to the foregoing and the other matters set forth herein, it is my opinion that, as of the date hereof, when the Shares shall have been duly registered on the books of the transfer agent and registrar therefor in the name or on behalf of the recipient, and the Shares have been issued by the Company in the manner contemplated by the Plan, including the receipt of payment for such Shares in an amount in cash or other legal consideration of not less than the aggregate par value for such Shares, assuming in each case that the individual grants or awards under the Plan are duly authorized by all necessary corporate action and duly granted or awarded and exercised in accordance with the requirements of law and the Plan (and the agreements and awards duly adopted thereunder and in accordance therewith), the issue and sale of the Shares will have been duly authorized by all necessary corporate action of the Company, and the Shares will be validly issued, fully paid and nonassessable.

I have assumed for purposes of the opinion paragraph above that the Company will comply with all applicable notice requirements of Section 151 of the DGCL.

This opinion is for your benefit in connection with the Registration Statement and may be relied upon by you and by persons entitled to rely upon it pursuant to the applicable provisions of the Act. I consent to your filing this opinion as an exhibit to the Registration Statement.

Very truly yours,

/s/ Howard D. Polsky
Howard D. Polsky
Executive Vice President, General Counsel and Secretary